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                                                                       Exhibit 5


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                          GAMETECH INTERNATIONAL, INC.
                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT ("Agreement") is made and entered into at Tempe, Arizona on this 8th day of February, 1999 by and between Gametech International, Inc., a Delaware corporation ("Gametech"), and Gerald R. Novotny ("Executive") and shall be effective as of the Effective Date as defined in Paragraph 3 of this Agreement.

                                     WHEREAS

         A. Bingo Technologies Corporation ("BingoTech") and the other parties thereto have entered into a Stock Purchase Agreement dated as of February 8, 1999 (the "Acquisition Agreement"), pursuant to which BingoTech has become a wholly-owned subsidiary of Gametech (the "Acquisition"), and which requires, among other things, that Executive enter into this Agreement.

         B. Executive has been employed as an employee of BingoTech.

         C. Gametech intends to continue the business of BingoTech after the Closing of the Acquisition Agreement. To preserve and protect the assets of BingoTech, including BingoTech's goodwill and customers of which the Executive has, and will have, knowledge in his role as an employee of Gametech, the Executive has agreed to enter into this Agreement.

         NOW, THEREFORE, in consideration of the provisions hereinafter described, Gametech and Executive agree as follows:

         1. DUTIES OF EXECUTIVE

         During the term of this Agreement, Executive shall be employed by Gametech as Vice President of Strategic Business Development of Gametech, reporting to the Chief Executive Officer of Gametech, and in that capacity shall perform all functions and duties consistent with such position on behalf of Gametech in an efficient, trustworthy and professional manner.

         Executive agrees to devote such time as necessary for the performance of his duties under this Agreement so long as his employment under this Agreement is continued by Gametech. Notwithstanding the above, Executive shall be entitled to reasonable absences for administrative meetings and to pursue other outside activities. Executive also shall be permitted to serve as a member of the Board of Directors of other organizations, subject to approval by the Board, on a case by case basis. Such approval shall be granted if it can be reasonably demonstrated that such service does not involve a competitor of Gametech or its Enterprises and does not materially interfere with effective performance of Executive's duties under this Agreement.


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         2. TERM OF AGREEMENT

         Unless terminated sooner in accordance with the provisions of this Agreement, Gametech shall employ Executive and Executive accepts such employment under the conditions set forth herein for a two (2) year term (the "Term") beginning on the Effective Date of this Agreement and ending upon the close of business on the second anniversary of the Effective Date. Notwithstanding the foregoing, if this Agreement is not terminated in accordance with the provisions herein on or before the expiration of its Term, such Term shall continue, and the Agreement shall continue in force for successive two (2) year periods unless, at least ninety (90) days prior to the expiration of the Term of the Agreement, or ninety (90) days prior to the expiration of any subsequent two (2) year Term, either Executive or Gametech gives the other party written notice of its intent to terminate the Agreement at the end of such Term.

         3. DEFINITIONS

         For purposes of this Agreement, the following terms shall have the meanings set forth in this Paragraph 3:

            a. "ANNUAL BASE SALARY" OR "BASE SALARY" shall mean the annual base salary rate in effect for Executive from time to time during the accordance with the provisions of Paragraph 4.a. of this Agreement.

            b. "ANNUAL BONUS" OR "BONUS" shall mean a cash payment available annually (or as otherwise provided for in this document) to Executive in addition to Base Salary as determined in accordance with Paragraph 4.b. of this Agreement.

            c. "CAUSE" shall mean (i) Executive's conviction for any felony involving moral turpitude; (ii) any conduct by Executive which is materially injurious to Gametech or its Enterprises, including any action or inaction by Executive which may jeopardize any governmental registrations, licenses, permits or other governmental permission, material to the business of Gametech in any jurisdiction that Gametech does or seeks or may seek to do business or (iii) any material breach of this Agreement by Executive. (Such cause for conduct shall exist if Executive is guilty of dishonesty, gross neglect of duty hereunder, or other similarly serious act or omission which materially impairs Gametech's ability to conduct its ordinary business in its usual manner.). Cause shall be determined by the Board of Directors.

            d. "CHANGE OF CONTROL" shall mean any of the following events: (i) Gametech consolidates with, or merges with or into, another entity or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of Gametech's assets to any entity, or any entity consolidates with, or merges with or into, Gametech and Gametech is not the surviving Corporation; (ii) the liquidation or dissolution of Gametech; (iii) during any consecutive two year period, individuals who


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at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the stockholders of Gametech was approved by a vote of the majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination was previously so approved) cease for any reason to constitute a majority of the Board then in office, or (iv) any person or group (as such terms are defined in Section 13(d) and 14(d) under the Securities Exchange Act of 1934 (the "Exchange Act")) is or becomes the beneficial owner (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act, except that a person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) directly or indirectly of more than 30% of the total voting power entitled to vote in the election of the Board; PROVIDED, however, that such person or group shall not include any person or group that is the beneficial owner of more than 5% of the total voting power as of the date of this Agreement.

            e. "COMPENSATION COMMITTEE" means the Compensation Committee of the Board of Directors.

            f. "CONSTRUCTIVE TERMINATION" shall mean Executive's voluntary Termination of Service within twelve (12) months following a Change of Control or within ninety (90) days following the occurrence of one or more of the following events, except if such event is approved in writing by Executive prior to its occurrence:

               (i) A failure by Gametech to abide by any part of this Agreement that is not remedied within thirty (30) business days after receiving written notification by Executive of such failure;

               (ii) A material reduction in Executive's title or responsibilities;

               (iii) Relocation of Executive's primary place of work to a location other than the Carson City, Nevada area.

            g. "DISABILITY" shall be deemed to have occurred if Executive makes application for or is otherwise eligible for disability benefits under any Gametech-sponsored long-term disability program covering Executive, and Executive qualifies for such benefits. In the absence of a Gametech-sponsored long-term disability program covering Executive, Executive shall be presumed to be totally and permanently disabled if so determined by Gametech's Board following the Board's review of two independent medical opinions satisfactory to the Board certifying that Executive will be permanently unable to perform his normal duties as a result of a physical or mental condition.

            h. "EFFECTIVE DATE" shall mean the date of this Agreement.



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            i. "ENTERPRISE" shall mean any joint venture, business pursuant to a joint operating agreement, or other alliance or affiliated business of Gametech.

            j. "EXECUTIVE'S SPOUSE" shall mean Executive's spouse upon the execution of this Agreement, except as otherwise designated herein. (All spousal pension benefits under this Agreement shall be non-transferable should Executive remarry.)

            k. "FISCAL YEAR" shall mean the twelve-month period beginning November 1, unless Gametech, with the approval of the Internal Revenue Service, shall establish a different fiscal year.

            l. "SERVICE" shall mean Executive's employment with Gametech, or any affiliated organization, including any leave of absence approved by the Board.

            m. "TERMINATION OF SERVICE" shall mean Executive's termination of Service for any reason whatsoever, including death.

         4. EXECUTIVE'S RIGHTS WHILE EMPLOYED BY GAMETECH

            a. BASE SALARY. Beginning on the Effective Date, during the Term the minimum Annual Base Salary payable to Executive shall be $100,000. Such Base Salary shall be paid in equal semi-monthly installments on Gametech's normal payroll dates. Executive's Base Salary shall be reviewed annually by the Compensation Committee if any, otherwise by the Board, and may be increased but not decreased from time to time based on prevailing market conditions, performance of the Executive and other considerations.

            b. ANNUAL BONUS. All fiscal year bonus amounts will be determined by and awarded in the sole discretion of the Compensation Committee if any, otherwise by the Board commensurate with Executive's performance and the overall performance of Gametech, or pursuant to a plan which may be adopted by Gametech making payment of bonuses contingent upon achievement of goals and objectives set by the Board for the fiscal period.

            c. LONG-TERM INCENTIVES. Executive shall participate in any Long-Term Incentive Plan that may be designed specifically for Executive or provided to other executives of Gametech during the Term. Subject to the sole discretion of the Board of Directors, grants to Executive under such Long-Term Incentive Plan shall be generally comparable to Executive in amount and other key design features, including vesting restrictions, with any other plans provided to any other executive at Gametech.



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            d. FRINGE BENEFITS AND OTHER. Gametech shall provide Executive with the following:

               (i) Such benefits and perquisites, including but not limited to medical insurance for Executive and his family (consistent with Gametech's benefits plans), disability insurance, deferred compensation or any form of savings or retirement plan, and an automobile allowance as may from time to time be provided to other executives of Gametech, which automobile allowance shall initially be $750 per month. Such benefits and perquisites shall exclude fees paid for Board or Board Committee service, which are hereby included in Executive's Base Salary. Benefits and perquisites shall be provided at the same proportional cost to Executive as that paid by other executives of Gametech who participate in such programs;

               (ii) Reasonable vacation/sick leave each year during the Term of thirty (30) days. Executive is allowed to accrue a maximum of sixty (60) full days of unused vacation/sick leave time. Said vacation/sick leave shall not reduce Executive's compensation under this Agreement;

               (iii) Payment of premiums on professional liability insurance for Executive;

               (iv) Payment of dues for such professional societies and associations of which Executive is a member that benefit Gametech;

               (v) Nothing in this Agreement shall be construed as limiting or restricting any benefit to Executive under any pension, profit-sharing or similar retirement plan, or under any group life or group health or accident or other plan of Gametech, for the benefit of its employees generally or a group of them, now or hereafter in existence.

         5. EXECUTIVE'S RIGHTS UPON TERMINATION OF SERVICE

            a. FOR REASON OF VOLUNTARY RESIGNATION CONSTITUTING CONSTRUCTIVE TERMINATION OR TERMINATION BY GAMETECH WITHOUT CAUSE. In the event of Executive's Termination of Service for reason of (I) voluntary resignation by Executive constituting Constructive Termination, (ii) Executive's Termination of Service by Gametech without Cause or (iii) Executive's Termination of Service for any reason except those specifically described in Paragraphs 5.b through 5.f herein, Executive (or if Executive dies while benefits remain under this Agreement, Executive's beneficiaries as designated in accordance with the provisions of Paragraph 9 herein) shall be entitled to receive the following upon such Termination of Service:

               (i) Payment immediately upon Executive's Termination of Service of any previously unpaid Base Salary and any Bonus granted and previously unpaid or the pro-rata portion of any Bonus earned by Executive pursuant to any plan (if necessary, Gametech may pay such Bonus when


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all bonuses for that Fiscal Year are calculated and paid) through the date of
Executive's Termination of Service;

               (ii) Immediate vesting of any stock options or other rights previously provided to Executive under any Gametech Long-Term Incentive Plan;

               (iii) Payment of a lump sum amount equal to two (2) years of Executive's Base Salary; and

               (iv) Medical, life and disability insurance for a period of two years (consistent with Gametech's benefit plans).

         In the event of a Change of Control, Executive shall be also be entitled to the protections outlined in Paragraph 7 herein.

            b. FOR REASON OF EXPIRATION OF THE TERM OF THIS AGREEMENT. In the event of Executive's Termination of Service for reason of expiration of the Term of this Agreement pursuant to Paragraph 2 hereof, Executive (or if, after expiration of the Term, Executive dies while benefits remain due under this Agreement, Executive's beneficiaries as designated in accordance with the provisions of Paragraph 9 thereof) shall be entitled to receive the following upon such Termination of Service:

               (i) Payment immediately upon Executive's Termination of Service of any previously unpaid Base Salary and any Bonus granted and previously unpaid or the pro-rata portion of any Bonus earned by Executive pursuant to any plan (if necessary, Gametech may pay such Bonus when all bonuses for that Fiscal Year are calculated and paid) through the date of Executive's Termination of Service;

               (ii) Immediate vesting of any stock options or other rights previously provided to Executive under any Gametech Long-Term Incentive Plan;

               (iii) Payment of any Disability or other benefits, accrued and owed to Executive as of the date of the expiration of the Term (consistent with Gametech's benefit plans), by Gametech in accordance with the terms and conditions of such benefits and this Agreement;

               (iv) Payment of a lump sum amount equal to ONE (1) year of Executive's Annual Base Salary.



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            c. FOR REASON OF DISABILITY. In the event of Executive's Termination of Service for reason of Disability, Executive (or if Executive dies while benefits remain due under this Agreement, Executive's beneficiaries as designated in accordance with the provisions of Paragraph 9 hereof) shall be entitled to receive the following upon such Termination of Service:

               (i) Payment immediately upon Executive's Termination of Service of any previously unpaid Base Salary and any Bonus granted and previously unpaid or the pro-rata portion of any Bonus earned by Executive pursuant to any plan (if necessary, Gametech may pay such Bonus when all bonuses for that Fiscal Year are calculated and paid) through the date of Executive's Termination of Service;

               (ii) Immediate vesting of any stock options or other rights previously provided to Executive under any Gametech Long-Term Incentive Plan;

               (iii) Payment of any disability or other benefits, accrued and owed to Executive as of the date of the expiration of the Term (consistent with Gametech's benefit plans), by Gametech and medical insurance for (1) year after Termination of Service (consistent with Gametech's benefit plans), each in accordance with the terms and conditions of such benefits and this Agreement;

               (iv) Payment of a lump sum amount equal to the remaining Term of Executive's Base Salary.

            d. FOR REASON OF DEATH. In the event of Executive's Termination of Service for Reason of Death, Executive's beneficiaries as designated in accordance with the provisions of Paragraph 9 hereof shall be entitled to receive the following upon such Termination of Service;

               (i) Payment immediately upon Executive's Termination of service of any previously unpaid Base Salary and any Bonus granted and previously unpaid or the pro-rata portion of any Bonus earned by Executive pursuant to any plan (if necessary, Gametech may pay such Bonus when all bonuses for that Fiscal Year are calculated and paid) through the date of Executive's Termination of Service;

               (ii) Immediate vesting of any stock options or other rights previously provided to Executive under any Gametech Long-Term Incentive Plan;

               (iii) Payment of any other benefits accrued and owed to Executive as of the date of the expiration of the Term (consistent with Gametech's benefit plans) provided by Gametech in accordance with the terms and conditions of such benefits and this Agreement;



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               (iv) Payment of a lump sum amount equal to the remaining Term of
Executive's Base Salary. (Payment to be made to Executive's Estate.)

            e. FOR REASON OF VOLUNTARY RESIGNATION NOT CONSTITUTING CONSTRUCTIVE TERMINATION. In the event of Executive's Termination of Service for reason of voluntary resignation by Executive not constituting Constructive Termination, Executive shall be entitled to receive the following upon such Termination of Service;

               (i) Payment immediately upon Executive's Termination of Service of any previously unpaid Base Salary and any Bonus granted and previously unpaid or the pro-rata portion of any Bonus earned by Executive pursuant to any plan (if necessary, Gametech may pay such Bonus when all bonuses for that Fiscal Year are calculated and paid) through the date of Executive's Termination of Service;

               (ii) Performance of Gametech obligations with respect to Executive's exercise of any stock options or other rights previously granted to Executive under any Gametech Long-Term Incentive Plan provided such options or other rights have vested as of the date of the termination of Executive's service in accordance with any agreement between Gametech and Executive covering such options or other rights; and

               (iii) Payment of any Disability or other benefits, accrued and owed to Executive as of the date of the expiration of the Term (consistent with Gametech's benefit plans) by Gametech in accordance with the terms and conditions of such benefits and this Agreement.

            f. FOR REASON OF CAUSE. In the event of Executive's Termination of Service for reason of Cause, Gametech's obligations to Executive shall be limited to:

               (i) Payment immediately upon Executive's Termination of Service of any previously unpaid Base Salary;

               (ii) Performance of Gametech obligations with respect to Executive's exercise of any stock options or other rights previously granted to Executive under any Gametech Long-Term Incentive Plan provided such options or other rights have vested as of the date of the termination of executive's service in accordance with any agreement between Gametech and Executive covering such options or other rights.



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         6. MITIGATION AND OFFSET REQUIREMENTS

         Executive shall not be required to mitigate the amount of any benefit provided for in this Agreement by actively seeking alternative employment during the period in which such benefits are paid. In addition, except as provided for in Paragraph 8 hereof, Executive shall not be required to offset any such benefits provided for in this Agreement by amounts earned as a result of Executive's employment or self-employment during the period in which Executive is entitled to receive such benefits.

         7. ADDITIONAL RIGHTS UPON A CHANGE OF CONTROL.

         In addition to Executive's rights to effect a Constructive Termination of Service within twelve (12) months upon a Change of Control, the Term of this Agreement shall be automatically extended through the close of business twenty-four (24) months following the effective date of any Change of Control.

         8. BREACH OF CONFIDENTIALITY OR ENTERING INTO A DIRECT COMPETITION DURING THE AGREEMENT PERIOD.

         During the period in which this Agreement remains in force and while Executive is entitled to receive any benefits under this Agreement, Executive shall not, without prior written consent of the Board or pursuant to and consistent with the order of any court, legislative body or regulatory agency,
(a) breach the terms of the Non-Competition Agreement between Executive and Gametech, (b) disclose to any third party, either directly or indirectly, any non-public information regarding Gametech's or its Enterprises' business, customers, financial condition, strategies or operations the disclosure of which could possibly harm Gametech or its Enterprises in any material way. This Paragraph 8 shall not apply to any investment by Executive in the stock of a publicly-traded corporation, provided such investment constitutes less than five percent (5%) of such corporation's voting shares.

         In the event that Executive violates this Paragraph 8, Executive's rights to any benefits under this Agreement shall immediately terminate.

         9. SUCCESSORS

         The rights and duties of a party hereunder shall not be assignable by that party; PROVIDED, HOWEVER, that this Agreement shall be binding upon and shall inure to the benefit of any successor of Gametech, and any such successor shall be deemed substituted for Gametech under the terms of this Agreement; PROVIDED FURTHER that in the event of death of Executive, the distribution of benefits remaining due under this Agreement shall be to beneficiaries designated by Executive. The term successor as used herein shall include any person, firm, corporation or other business entity which at any time, by merger, purchase or otherwise, acquires substantially all of the assets or business of Gametech.


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         10. ATTORNEYS' FEES

            a. SUBSEQUENT TO ANY CHANGE OF CONTROL. Subsequent to any Change of Control, in any action at law or in equity brought by either party hereto to enforce any of the provisions or rights under this Agreement, Gametech, in addition to bearing its own expenses, shall pay to Executive all costs, expenses and reasonable attorneys' fees incurred therein by Executive (including without limitation such costs, expenses and fees on any appeals), and if Executive shall recover judgment in any such action or proceeding, such costs, expenses and attorneys' fees shall be included as part of such judgment

            b. PRIOR TO ANY CHANGE OF CONTROL. Prior to any Change of Control, in any arbitration or action at law or in equity brought by either party hereto to enforce any of the provisions or rights under this Agreement, the unsuccessful party to such proceeding, as determined by a court or arbitrator in a final judgment or decision, shall pay the successful party or parties all costs, expenses and reasonable attorneys' fees incurred therein by such party or parties (including without limitation such costs, expenses and reasonable fees relating to any appeals), and if such successful party or parties shall recover judgment in any such arbitration, action or proceeding, such costs, expenses and attorneys' fees shall be included as part of such judgment.

         Notwithstanding the foregoing provisions, in no event prior to a Change of Control shall the successful party or parties be entitled to recover an amount from the unsuccessful party or parties for costs, expenses and attorneys' fees that exceeds the costs, expenses and attorneys' fees incurred by the unsuccessful party in connection with the action or proceeding.

         11. ARBITRATION

         Gametech and Executive agree with each other that any claim arising out of or relating to the interpretation of this Agreement or the breach of this Agreement or Executive's employment by Gametech, including, without limitation, any claim for compensation due, wrongful termination and any claim alleging discrimination or harassment in any form shall be resolved by binding arbitration, except for claims following a Change of Control and claims in which injunctive relief is sought and obtained. The arbitration shall be administered by the American Arbitration Association under its Commercial Arbitration Rules at the American Arbitration Association Office nearest Executive's place of employment. Notwithstanding anything contrary in the Commercial Arbitration Rules, the arbitrator shall award costs, expenses and reasonable attorney's fees to the prevailing party as provided in Section 10.b hereof. The award entered by the arbitrator shall be final and binding in all respects and judgment thereon may be entered in any court having jurisdiction.



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         12. ENTIRE AGREEMENT

         With respect to the matters specified herein, this Agreement contains the entire agreement between Gametech and Executive and supersedes all prior written agreements, understandings and commitments between Gametech and Executive. No amendments to this Agreement may be made except through a written document signed by the Executive and approved in writing by Gametech's Board.

         13. VALIDITY

         In the event that any provision of this Agreement is held to be invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Agreement.

         14. PARAGRAPHS AND OTHER HEADINGS

         Paragraphs and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

         15. NOTICE

         Any notice or demand required or permitted to be given under this Agreement shall be made in writing and shall be deemed effective upon the personal delivery thereof if delivered or, if mailed, FORTY-EIGHT (48) hours after having been deposited in the United States mail, postage prepaid, and addressed, in the case of Gametech, to the attention of the Board of Directors at Gametech's then principal place of business, presently 2209 West 1st Street, Tempe, Arizona 85281 and, in the case of Executive, to 2118 The Back Road, Glenbrook, Nevada 89413. Either party may change the address to which such notices are to be addressed to it by giving the other party notice in the manner herein set forth.

         16. RIGHT OF EMPLOYMENT

         Nothing stated or implied by this Agreement shall prevent Gametech from terminating the Service of Executive at any time nor prevent Executive from voluntarily terminating Service at any time in accordance with the terms hereof.

         17. WITHHOLDING TAXES AND OTHER DEDUCTIONS

         To the extent required by law, Gametech shall withhold from any payments due Executive under this Agreement any applicable federal, state or local taxes and such other deductions as are prescribed by law or Gametech policy.


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         18. APPLICABLE LAW

         This Agreement shall be interpreted and enforced under Arizona law.

         19. PRIOR AGREEMENT.

         Executive acknowledges and agrees that as of the Effective Time the Employment Agreement between Executive and BingoTech dated as of January 1, 1997 is terminated and any and all rights of Executive to receive benefits or other payments thereunder after the Effective Time are waived.



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         IN WITNESS WHEREOF, Gametech has caused this Agreement to be executed by its duly authorized representative(s) and Executive has affixed his signature as of the date first written above.



GERALD R. NOVOTNY                               GAMETECH INTERNATIONAL, INC.
/s/ Gerald R. Novotny
-----------------------                         By:/s/  Todd S. Myhre
                                                   ----------------------------
                                                Title: Chief Executive Officer
                                                     --------------------------

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